Kewaunee Scientific Reports Improved Results for Third Quarter

STATESVILLE, N.C., Feb. 26, 2013 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported sales and earnings for its third quarter ended January 31, 2013.

Sales for the quarter were $27,450,000, up 27% from sales of $21,574,000 in the third quarter last year. Net earnings for the quarter were $544,000, or $0.21 per diluted share, as compared to a net loss of $122,000, or $0.05 per diluted share, in the third quarter last year. Earnings for the quarter were favorably impacted by the increase in sales, continued strong results from International operations, and reduced manufacturing, overhead, and administrative costs. The order backlog was $84.5 million at January 31, 2013, up from $77.1 million at January 31, 2012.

Domestic sales for the quarter were $20,445,000, up 19% from sales of $17,142,000 in the third quarter last year. The Company continues to make excellent progress in winning projects through its strengthened dealer network. The marketplace for privately-funded projects continued to hold up relatively well during the quarter, while opportunities for publicly-funded wood educational projects remained well below pre-recession levels, as state and local governments continued to receive significantly lower funding for capital projects.

International sales for the quarter were $7,005,000, up 58% from sales of $4,432,000 in the third quarter last year. The Company has a strong backlog of international orders and continues to see increased opportunities for sales and orders in the growing Asia and Middle East laboratory markets.

Sales for the nine months ended January 31, 2013 were $85,318,000, up 16% over sales of $73,857,000, in the comparable period last year. Domestic sales were $68,757,000, up 7% over sales of $64,364,000 in the same period last year. International sales were $16,561,000, up 74% from sales of $9,493,000 in the same period last year. Net earnings for the nine months ended January 31, 2013 were $1,827,000, or $0.71 per diluted share, as compared to a net loss of $225,000, or $0.09 per diluted share, in the comparable period last year.

The Company's balance sheet continues to be strong. Cash on hand was $4.9 million at the end of the quarter, as compared to $4.6 million at January 31, 2012. Working capital was $24.3 million, as compared to $21.5 million at the end of the same period last year. Short-term borrowings under the Company's $15 million bank line of credit were $2.7 million, as compared to $6.4 million at January 31, 2012. Total bank borrowings and capital lease obligations were $6.2 million, as compared to $10.2 million at the end of the third quarter last year, and the debt-to-equity ratio was .20-to-1, as compared to .34-to-1.

"We continued to make excellent progress during the quarter," said William A. Shumaker, Kewaunee's Chief Executive Officer. "I am pleased with sales and earnings, particularly since the third quarter is historically our slowest due to normal construction cycles and the large number of holidays. We continue to see positive results from our strengthened domestic dealer network and our broadened international dealer network. When combined with our lower manufacturing costs, this is providing us with more opportunities to close orders in both of these geographic markets.

"Looking forward, we expect to have a strong finish to our year. Incoming orders and customer delivery requirements for our metal furniture, fume hoods, and epoxy resin products have provided us a strong backlog of orders scheduled to ship in the fourth quarter. This increased demand and our lower costs are expected to more than offset the continuing lower demand for publicly-funded wood educational projects. It should be mentioned that results for the fourth quarter of last year were unusually strong, as results were favorably impacted by several large international projects that were manufactured and shipped during the quarter."

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets, and epoxy resin counters and sinks. Healthcare furniture products include laminate casework, storage systems, and related products for healthcare applications. Technical furniture products include column systems, slotted-post systems, pedestal systems, and stand-alone benches.

The Company's corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	January 31,		January 31,
	2013	2012	2013	2012
Net sales	$ 27,450	$ 21,574	$ 85,318	$ 73,857
Cost of products sold	22,441	17,803	69,839	62,053
Gross profit	5,009	3,771	15,479	11,804
Operating expenses	4,054	3,990	12,205	11,950
Operating earnings (loss)	955	(219)	3,274	(146)
Other income	84	193	260	228
Interest expense	(80)	(110)	(295)	(333)
Earnings (loss) before income taxes	959	(136)	3,239	(251)
Income tax expense (benefit)	177	(170)	962	(237)
Net earnings (loss)	782	34	2,277	(14)
Less: net earnings attributable to
the noncontrolling interest	238	156	450	211
Net earnings (loss) attributable to
Kewaunee Scientific Corporation	$ 544	$ (122)	$ 1,827	$ (225)

Net earnings (loss) per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.21	$ (0.05)	$ 0.71	$ (0.09)
Diluted	$ 0.21	$ (0.05)	$ 0.71	$ (0.09)

Weighted average number of common
shares outstanding
Basic	2,590	2,579	2,586	2,579
Diluted	2,604	2,579	2,596	2,579

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	January 31,	April 30,
	2013	2012
Assets	(Unaudited)
Cash and cash equivalents	$ 4,202	$ 6,188
Restricted Cash	692	704
Receivables, less allowances	20,064	23,244
Inventories	12,888	11,760
Prepaid expenses and other current assets	2,269	1,702
Total Current Assets	40,115	43,598
Net property, plant and equipment	14,890	15,346
Other assets	5,618	5,192
Total Assets	$ 60,623	$ 64,136

Liabilities and Equity
Short-term borrowings	$ 2,707	$ 6,816
Current obligations under capital leases and long-term debt	200	236
Accounts payable	8,562	8,848
Other current liabilities	4,360	4,340
Total Current Liabilities	15,829	20,240
Other non-current liabilities	12,095	12,238
Total Liabilities	27,924	32,478
Noncontrolling interest	1,845	2,147
Kewaunee Scientific Corporation equity	30,854	29,511
Total Equity	32,699	31,658
Total Liabilities and Equity	$ 60,623	$ 64,136

Contact:	D. Michael Parker
704/871-3290